Exhibit 99.1

Navistar International Corporation 2701 Navistar Dr. Lisle, IL 60532 USA P: 331-332-5000 W: navistar.com

Media contact:	Lyndi McMillan, Lyndi.McMillan@Navistar.com, 331-332-3181
Analyst contact:	Marty Ketelaar, Marty.Ketelaar@Navistar.com, 331-332-2706
Web site:	www.Navistar.com/newsroom

DANIEL A. NINIVAGGI APPOINTED TO NAVISTAR BOARD OF DIRECTORS

Replaces Samuel J. Merksamer

LISLE, Ill. — August 16, 2017 — Navistar International Corporation (NYSE: NAV) today announced that Daniel A. Ninivaggi has been named to its board of directors, effective August 14. Ninivaggi, 53, replaces Samuel J. Merksamer, who resigned from the board after more than four years.

Throughout his career, Mr. Ninivaggi has been a director of numerous public and private companies. Currently, he is chief executive officer of Icahn Automotive Group LLC and managing director, Icahn Enterprises L.P.’s Automotive Segment. He previously served as co-chief executive officer and co-chairman of the board of directors of Federal-Mogul Holdings Corporation, and as chief executive officer of Federal-Mogul Motorparts, based in Southfield, Mich., from February 2014 to March 2017. Mr. Ninivaggi previously served as Chief Executive Officer and President of Icahn Enterprises L.P. from 2010 until 2014.

Mr. Ninivaggi has been appointed to the board’s audit and compensation committees.

“We welcome Daniel to the board, and we look forward to his expertise and insights as we continue to execute on our plan to drive long-term profitability and deliver shareholder value,” said Troy A. Clarke, Navistar chairman, president and chief executive officer. “I also want to thank Sam for his many years of distinguished service to our company, and wish him well in his future endeavors.”

Mr. Merksamer joined Navistar’s board of directors in December 2012, when he was serving as a managing director at Icahn Capital LP. He worked at Icahn Capital from 2008 to 2016.

More about Daniel Ninivaggi

From 2010 until 2015, Mr. Ninivaggi held various roles at Icahn Enterprises L.P. and its general partner, Icahn Enterprises G.P. Inc., including director, chief executive officer and president. Mr. Ninivaggi also served as interim president and chief executive officer of Tropicana Entertainment Inc. from 2011 until May 2012. From July 2009 to March 2010, he was Of Counsel to law firm Winston & Strawn LLP, where he had worked as a partner from 1998 to 2003. From 2003 until July 2009, Mr. Ninivaggi served in a variety of executive positions at Lear Corporation. Ninivaggi received a B.A. in history from Columbia University, a master’s degree in business administration from the University of Chicago, and a law degree from Stanford University Law School.

About Navistar

Navistar International Corporation (NYSE: NAV) is a holding company whose subsidiaries and affiliates produce International® brand commercial and military trucks, proprietary diesel engines, and IC Bus® brand school and commercial buses. An affiliate also provides truck and diesel engine service parts. Another affiliate offers financing services. Additional information is available at www.Navistar.com.

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